Exhibit 2.35

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“Agreement”) is entered into this 11th day of March, 2005, by and between PETE & SHORTY’S, INC. a Florida Corporation, with its principal place of business located at 26133 US Hwy. 19 North, Suite 100 Clearwater, Florida 33763 (“P&S”), and 155 East Tropicana, LLC, a Nevada limited liability company, located at 115 E. Tropicana Avenue, Las Vegas, Nevada 89109 (“155”).

RECITALS

A.                                   P&S is in the business of owning and operating restaurants under the name PETE & SHORTY’S, and is the owner of the trademark for restaurant, bar and cocktail lounge services and the federal registration for restaurant services, U.S. Reg. No. 2177169 (the “Mark”).

B.                                     155 is developing a newly branded HOOTERS casino resort at the San Remo hotel and casino in Las Vegas, Nevada.

C.                                     155 wishes to license the PETE & SHORTY’S trademark for a restaurant in the HOOTERS casino resort, and affiliated merchandise, entertainment and casino services.

D.                                    P&S agrees to provide such license of its Mark, in order to increase the notoriety and value of its Mark upon the following terms and conditions.

NOW THEREFORE, for good and valuable consideration, and in consideration of the foregoing terms and conditions, the parties agree as follows:

1.                                       GRANT OF LICENSE.  P&S grants to. 155 a nonexclusive, nontransferable license to use the Mark in its name and in connection with a restaurant, bar, and lounge in the new HOOTERS resort hotel and casino in Las Vegas and affiliated merchandise, entertainment and casino services.

2.                                       OWNERSHIP OF MARKS.  155 acknowledges P&S’s ownership in the Mark, and agrees it will do nothing inconsistent with such ownership and that all uses of the Mark shall inure to the benefit of, and be on behalf of, P&S. P&S shall have the right to obtain federal and/or state registrations for any and all additional goods and services provided by 155, and 155 agrees to assist P&S in obtaining such registrations as needed.

3.                                       QUALITY STANDARDS.  155 agrees that the nature and quality of all services rendered and all goods offered by 155 in connection with the Mark, and all related advertising, promotional and other related uses of the mark by 155 shall conform to standards set by P&S and shall be under the control of P&S.

4.                                       QUALITY MAINTENANCE.  155 agrees to cooperate with P&S in facilitating P&S’s control of the nature and quality of the use of the Mark, to permit reasonable inspection of 155’s operation, and to supply P&S with specimens of all uses of the Mark upon request. 155 shall comply with all applicable laws and regulations and obtain all appropriate governmental approvals pertaining to the sale, distribution and advertising of the goods and services covered by this license.

5.                                       PERMITTED FORMS OF USE.  155 agrees to use the Mark only in the form and manner and appropriate designations, as prescribed from time to time by P&S, and not to use any other trademarks in combination with the Marks, other than in connections with the HOOTERS marks, without prior approval from P&S.

6.                                       UNAUTHORIZED THIRD PARTY USE.  155 agrees to notify P&S of any unauthorized use of the Mark by others promptly, as it comes to 155’s attention.  P&S shall have the right and discretion to bring infringement or unfair competition proceedings involving the Mark, and may authorize 155 to do so itself, upon terms agreed to in writing by the parties.

7.                                       TERM.  This Agreement shall continue in full force and effect, for as long as a restaurant is operated by 155, or an agreed upon assignee, in the HOOTERS casino resort in Las Vegas, unless sooner terminated as provided for herein.

8.                                       TERMINATION FOR CAUSE.  P&S shall have the right to terminate this Agreement, upon thirty (30) days written notice to 155 in the event of any affirmative act of insolvency by 155, or upon the appointment of any receiver or trustee to take possession of the properties of 155, or upon the winding-up, sale, consolidation, or merger of 155, or upon breach of any of the provisions, set forth herein, which cannot be cured by 155 within thirty (30) days.

9.                                       EFFECT OF TERMINATION.  Upon termination of this Agreement 155 agrees to immediately discontinue all use of the Mark, and any term confusingly similar to the Mark, to remove the same from all signage, destroy all printed materials bearing the Mark. 155 shall have an additional thirty days to sell all merchandise bearing the Mark. Upon completion of such time, all remaining inventory shall be destroyed unless the parties mutually agree otherwise. All rights in the Mark and the goodwill connected with the Mark shall remain the property of P&S.

10.                                 CHOICE OF LAW.  This Agreement shall be governed by the laws of the State of Nevada, and any action brought with respect to this Agreement shall be brought in a court of law in Las Vegas, Nevada.

11.                                 AUTHORITY.  Each party executing this Agreement represents and warrants that he has full power and authority to enter into this Agreement on behalf of his respective company.

12.                                 ENTIRE AGREEMENT.  This Agreement represents the entire agreement between the parties, and shall supercede any other agreement, whether oral or in writing, with respect to the matters pertaining to this Agreement.

Dated this 11th day of March, 2005.

“155”					“P&S”
155 East Tropicana, LLC a Nevada limited liability company					PETE & SHORTY’S INC. a Florida Corporation

By:	Florida Hooters, LLC,				By:	/s/ Lee Usilton
	a Nevada limited liability company					Lee Usilton
Its:	Member				Its:	President

	By:	Hooters Gaming, LLC
a Nevada limited liability company
	Its:	Member

		By:	HG Casino Management, Inc.
a Nevada corporation
		Its:	Manager

			By:	/s/ Neil G. Kiefer
Neil G. Kiefer
			Its:	President